UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 14, 2005

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS EmployerIdentification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2--Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release January 14, 2005

Potomac Bancshares, Inc. President and CEO Robert F. Baronner, Jr. announces the year end (unaudited) results for the one bank holding company located in Charles Town, West Virginia.

The company had record net income for the twelve months ended December 31, 2004 of $3.090 million compared to $2.674 million for the twelve months ended December 31, 2003, an improvement of 15.6%. On a per share basis, basic and diluted earnings were $1.82 for the twelve months ended December 31, 2004 compared to $1.53 for the twelve months ended December 31, 2003, an improvement of 19%. Return on average assets (ROA) and return on average equity (ROE) at year end 2004 were 1.35% and 14.0% respectively.

Loan outstandings (net of reserve) at the end of 2004 were $177 million compared to December 31, 2003 year end totals of $138 million, an increase of 28%. Credit quality remains strong with loan delinquencies averaging less than 1% for 2004 and total charge-offs amounting to less than three basis points for the year. The bank continued to grow its funding sources with deposits including the bank's commercial cash management account growing from $182.5 million at December 31, 2003 to $212.3 million at year end 2004, an increase of 16.3%. Total assets at year end 2004 were $248.5 million compared to $206.6 million at 12/31/03.

Based on this performance in 2004, the Board of Directors approved a first quarter dividend payment of 16 cents per share of common stock. This dividend will be paid on March 1, 2005 to all shareholders of record on February 15, 2005. Total dividends paid in 2004 were 59 cents compared to 53.5 cents in 2003, an increase of 10.3%.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS. PTBS is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

January 14, 2005